Exhibit 5.1

LUSE GORMAN, PC

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

www.luselaw.com

July 24, 2026

Isabella Bank Corporation

401 N. Main Street

Mt. Pleasant, MI 48858

Ladies and Gentlemen:

We have acted as special counsel to Isabella Bank Corporation, a Michigan corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of 839,003 shares of common stock, no par value per share (the “Shares”), of the Company and the related preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-4 (the “Registration Statement”). In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate law of the State of Michigan. We do not pass upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction.

We have examined originals or copies, certified or otherwise identified, of documents, corporate records and other instruments and have examined matters of law as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company and of public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties other than the Company had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such other parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued as contemplated in the Registration Statement and the Agreement and Plan of Merger by and among the Company, 401 Merger Sub, Inc. and Grand River Commerce, Inc., dated as of June 11, 2026, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus, which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ LUSE GORMAN, PC
LUSE GORMAN, PC